Exhibit 1.07

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Scot McLeod CDC Software (770) 351-9600 Scotmcleod@cdcsoftware.com

CDC Software Acquires MVI Technology, a Leading Provider of Real-Time Performance Management (RPM) Solutions

Profitable company is accretive addition to CDC Software and provides expertise and production monitoring solutions to complement Ross ERP and SCM solutions

ATLANTA, BIRMINGHAM UK, October 9, 2006 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, today announced that it has acquired MVI Technology, a leading provider of Real-Time Performance Management (RPM) solutions and services specialized for the unique requirements of the food and beverage, pharmaceuticals and chemicals industries.

The acquisition of MVI expands CDC Software’s customer-base in strategic industries and broadens the company’s overall offerings with highly complementary applications and services that are proven in the mid-market and with larger, tier-1 companies. The acquisition is structured with a 3-year earn-out for the MVI management team which will remain with CDC Software.

The MVI system is the first RPM solution specifically designed for food & beverage and consumer products industries. This innovative solution enables manufacturers to merge automated shop floor data, quality process control and manufacturing performance dashboards as part of improved visibility and continuous improvement campaigns supported by a Six Sigma process. These applications directly complement CDC Software’s Ross ERP (enterprise resource planning), Ross SCM (supply chain management) and Ross EPM (enterprise performance management) solutions. MVI has more than 80 customers including: Allied Bakeries, Bio Product Laboratories, Calypso Soft Drinks, Coors Breweries, Heinz, Genentech, Marsan Foods, Premiere Foods and Tetley GB. Three MVI customers, more than those of any other vendors of plant and factory software solutions, were recently recognized for excellent operations during the 2006 Best of British Manufacturing IT Awards ceremony. Mutual MVI and CDC Software customers include: Abbyland Foods, Berner Foods, Weetabix and other food processors around the globe. With the MVI solution, these companies have reported significant increases in production capacity and responsiveness to customers, as well as reductions in overhead and waste.

“This positively accretive acquisition creates immediate benefits to the bottom-line for CDC Software, as well as adding products and industry expertise for the benefit of our global customers,” said Eric Musser, president of CDC Software. “These proven solutions are a natural fit with our current enterprise applications and can deliver near-immediate value for our customers. By expanding the market reach for MVI through our global network of direct sales channels and franchise partners, we will also open the doors to many new sales opportunities, including large tier-1 companies. This acquisition will further strengthen our position as a leading global provider of industry solutions designed to address the evolving needs of process manufacturers.”

“We are very proud of the unique, innovative solutions we’ve created for process manufacturers and the value our customers have measured,” said Mark Sutcliffe, CEO of MVI. “The synergy of this acquisition is compelling because it addresses the major critical areas of process manufacturing. We are excited about the opportunity to join a global company that is such a major player in the enterprise software markets. I’m confident that our combined solutions will create one of the most cost-effective and comprehensive alternatives for our target industries.”

“As a customer of both CDC Software and MVI, we are very happy to see this combination take place,” said Gary Gold, corporate vice president of Berner Foods. “The Ross ERP and SCM applications from CDC Software and the RPM applications from MVI have enabled us to set new marks in terms of operational visibility, control and efficiency, as well as customer service and satisfaction. With these applications we have the tools needed to complete our projects and measure and monitor our improvements. These vendors have each demonstrated a profound understanding of the challenges we face as a food and beverage processor, and a strong commitment to our success. This seems like a match just waiting to happen.”

About MVI Technology
MVI Technology, an enterprise software company with offices in the US and UK, has been established for 15 years working in the consumer products manufacturing sector. Regarded as a thought leader in the major wave of new Manufacturing Operations Management solutions known as Real Time Performance Management (RPM), or Enterprise Manufacturing Intelligence (EMI), MVI Technology combines extensive food sector consulting knowledge with ground-breaking software that is focused on (out-of-the-box) production metrics and visible action cycles. MVI is staffed by experts from industry with backgrounds in Continuous Improvement, Lean Manufacturing, Industrial Automation and Business Practice. For more information, please visit http://www.mvi.co.uk/

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About Ross Systems
Ross Systems, Inc., a software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the transaction between CDC Software and MVI Technologies, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the products, the effects of corporate restructurings and strategic initiatives at the company, anticipated consummation of a strategic transaction, and further actions to be taken following consummation of such a transaction. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: whether any anticipated transaction or strategic initiatives are ever consummated; the final structure of any proposed transaction; the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations, technology or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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